Exhibit 99.5

First Responder Products Announces Recent Competitive Bid Awards and Marketing Activities

SCOTTSDALE, AZ--(MARKET WIRE)--Aug 21, 2007 -- First Responder Products Inc. (OTC BB:FRPD.OB - News), a premier distributor of specialized products for public safety, homeland security, and military applications, announced today that it has been awarded several contracts as a result of its competitive bidding activities.

Recent awards include a contract to provide fire fighting gloves to the City of Scottsdale, the result of a successful competitive sealed solicitation conducted by the City of Scottsdale's Purchasing Division; a contract to provide binoculars to the City of Columbus, Ohio; a contract to provide Snake Eye Equipment to Luke Air Force Base in Arizona; a contract to provide stretchers to Fort Sam in Houston, Texas; two separate awards to provide Field Operating Guides to the City of Parma Fire Department and City of Parma Community Emergency Response Team; an award to provide Field Operating Guides to a Missouri CERT; a contract to provide first aid kits to the Modesto Fire Department; and a contract to provide safety gloves and goggles to the National Institute of Standards and Technology. These awards follow the company's recent announcement that it has relocated to larger facilities to accommodate an increase in sales personnel, its direct bidding activities and Internet sales.

In addition to direct government bidding and Internet sales, the company offers some of its specialized products through the National Institute of Justice's Tech Product Network, which showcases law enforcement and corrections products available on the market. The company also participates on the Department of Homeland Security's Responder Knowledge Base, or RKB, a web-based information service for the emergency responder community funded by the Department of Homeland Security and hosted by the Memorial Institute for the Prevention of Terrorism. Thousands of jurisdictions and departments, as well as virtually all State Administrative Agencies, now use the RKB on a regular basis to obtain grant guidance and unbiased product information. The RKB has more than 56,000 registered users, including Federal, State, and Local responders from every discipline.

Preparing for recurring disasters like hurricanes, floods and earthquakes is a high priority for emergency response agencies, and local communities, nationwide. The Homeland Security and homeland defense market is estimated to total more than $400 billion from 2006 to 2010. Recent research from the Homeland Security Research Corporation predicts that the cumulative homeland security and homeland defense market will total more than $400 billion from 2006 to 2010. This demonstrates a growth of more than three times the cumulative market of $130 billion from 2001 to 2005. The market for 2006 was approximately valued at $57.6 billion and will grow to $105.7 billion in 2010. According to the Homeland Security Research Corporation, $28.5 billion of homeland security products and services are forecasted to be procured during 2007-2011 by the private sector alone.

About the Company: First Responder Products, Inc. is a premier distributor of specialized products for public safety, homeland security, and military applications. The company distributes products from a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community. The Company's website is www.firstresponderproducts.com.

This press release contains statements, which may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, those risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

Contact:

Contact Information:

Richard Reincke
480-619-4747